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                                                                     EXHIBIT 4.3

                                AMENDMENT 1993-1
                                     TO THE
                 SANTA ANITA OPERATING COMPANY AND SUBSIDIARIES
                           1984 STOCK OPTION PROGRAM
           (AMENDED AND RESTATED EFFECTIVE AS OF SEPTEMBER 22, 1988)

        WHEREAS, Santa Anita Operating Company (the "Company") desires to amend the above-referenced Plan to provide that the additional shares are authorized for issuance under the Plan and to extend the expiration date of the Plan.

        NOW, THEREFORE, the Plan is amended as follows:

        1. Effective as of February 11, 1993, Section 1.5 of the Plan is amended to read as follows:

    "1.5  Stock Subject to the Plan.
          -------------------------

        The stock to be offered under this Plan shall be shares of authorized but unissued Common Stock and shares of Realty Stock. Effective February 11, 1993, the aggregate amount of Common Stock and Realty Stock issued under this Plan shall not exceed 511,410 shares of Common Stock and 511,410 shares of Realty Stock, respectively, subject to adjustment as set forth in Section 3.1 of this Plan. Effective January 1, 1994, the aggregate amount of Common Stock and Realty Stock issued under this Plan shall not exceed 622,820 shares of Common Stock and 622,820 shares of Realty Stock, respectively, subject to adjustment as set forth in Section 3.1 of this Plan. Such amount of Common Stock is hereby reserved

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for issuance under this Plan.  If any Option shall expire or terminate for any reason without having been fully exercised, the unexercised shares subject to such Option shall again be available for the purposes of this Plan."

        2. Effective as of February 11, 1993, Section 3.10 is amended to read as follows:

     "3.10  Expiration.
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        Unless previously terminated by the Board of Directors, this Plan shall expire at the close of business on May 3, 1995, and no Option shall be granted under it thereafter, but such expiration shall not affect any Option theretofore granted."

        IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by a duly authorized officer.

                                              SANTA ANITA OPERATING COMPANY

                                              /s/ ALEXANDER W. INGLE
                                              ------------------------------
                                              By: Alexander W. Ingle
                                              Title: Secretary